UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

RICEBRAN TECHNOLOGIES
(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

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RiceBran Technologies
1330 Lake Robbins Drive, Suite 250
The Woodlands, Texas 77380

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON WEDNESDAY, JUNE 19, 2019

TO THE SHAREHOLDERS OF RICEBRAN TECHNOLOGIES:

Notice is hereby given that the 2019 Annual Meeting of Shareholders (Annual Meeting) of RiceBran Technologies, a California corporation (Company), will be held at The Woodlands Waterway Marriott Hotel and Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas 77380, on Wednesday, June 19, 2019, at 9:00 a.m. local time, for the following purposes, as more fully described in the accompanying proxy statement (Proxy Statement):

1.	to elect seven (7) directors to serve on the Board of Directors until the 2020 Annual Meeting of Shareholders or until their successors have been duly elected and qualified;

2.	to approve an amendment to our articles of incorporation to increase the authorized number of shares of common stock from 50,000,000 to 100,000,000;

3.	to approve pursuant to Nasdaq Listing Rule 5635(b), of the potential issuance of shares of common stock to Continental Grain Company;

4.	to approve, on a nonbinding advisory basis, the compensation of our named executive officers;

5.	to vote, on an advisory basis, on the frequency of holding an advisory vote on compensation of our named executive officers;

6.	to ratify our appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2019; and

7.	to transact such other business that is properly presented before the Annual Meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on April 22, 2019, are entitled to notice of and to vote at the meeting and any adjournment thereof.

The Company is pleased to continue utilizing the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders on the Internet.  As a result, the Company is mailing to its shareholders a notice instead of a paper copy of the Proxy Statement and the Company’s 2018 Annual Report.  The Company believes these rules allow it to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.

By Order of the Board of Directors,

Dennis A. Dykes, Secretary

The Woodlands, Texas
April 30, 2019

IMPORTANT

Whether or not you expect to attend the Annual Meeting, please vote by proxy via mail, telephone or Internet as described below.  If you attend the meeting, you may vote in person, even if you previously have returned your proxy card or voted via telephone or Internet.

RiceBran Technologies
1601 Lake Robbins Drive
The Woodlands, Texas 77380

PROXY STATEMENT
FOR
2019 ANNUAL MEETING OF SHAREHOLDERS

The Company has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the solicitation of proxies by the Board of Directors (Board) for use at our 2019 Annual Meeting of Shareholders (Annual Meeting) to be held on Wednesday, June 19, 2019, at 9:00 a.m., local time, or at any adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders.  The Annual Meeting will be held at The Woodlands Waterway Marriott Hotel and Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas 77380.  The telephone number at that address is (480) 948-5000.

These materials were first sent or made available to shareholders on April 30, 2019.  These materials include (i) this Proxy Statement and (ii) the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the Securities and Exchange Commission (SEC) on April 2, 2019 (Annual Report).  If you requested printed versions by mail, these materials also include the proxy card or vote instruction for the Annual Meeting.

Our principal executive offices are located at 1330 Lake Robbins Drive, Suite 250, The Woodlands, Texas 77380.  Our telephone number is (281) 675-2421 and our website is www.ricebrantech.com.

INFORMATION CONCERNING SOLICITATION AND VOTING

Purposes of the Annual Meeting

The purposes of the Annual Meeting are to: (i) elect seven (7) directors to serve for the ensuing year and until their successors are duly elected and qualified; (ii) approve an amendment to our articles of incorporation to increase the authorized number of shares of common stock from 50,000,000 to 100,000,000; (iii) approve, pursuant to Nasdaq Listing Rule 5635(b), of the potential issuance of shares of common stock to Continental Grain Company; (iv) approve, on a nonbinding advisory basis, the compensation of our named executive officers; (v) vote, on an advisory basis, on the frequency of holding an advisory vote on compensation of our named executive officers; (vi) ratify the appointment of RSM US LLP as our independent registered public accounting firm; and (vii) transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Shareholders Entitled to Vote; Record Date

Only holders of record of RiceBran Technologies Common Stock (Common Stock) at the close of business on April 22, 2019 (Record Date) are entitled to notice of and to vote at the Annual Meeting.  As of the Record Date, there were ________ shares of Common Stock outstanding.

Internet Availability of Proxy Materials

Pursuant to rules adopted by the SEC, we have elected to provide access to its proxy materials via the Internet.  Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (Notice) to the Company’s shareholders.  All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials.  Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.  In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.  We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual meetings.

The Notice will provide you with instructions regarding how to view on the Internet the Company’s proxy materials for the Annual Meeting.  Our proxy materials are also available on the Company’s website at www.ricebrantech.com/InvestorRelations.

Revocability of Proxies

You may change your proxy instructions at any time prior to the vote at the Annual Meeting.  For shares held directly in your name, you may accomplish this by voting again via the Internet or by telephone, by executing a new proxy card or voting instruction card with a later date (which automatically revokes the earlier proxy) and delivering it to our secretary at or prior to the taking of the vote at the Annual Meeting or by attending the Annual Meeting and voting in person.  Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.  Please note, however, that if a shareholder has instructed a broker, bank or nominee to vote his, her or its shares of our Common Stock, the shareholder must follow the directions received from the broker, bank or nominee to change the shareholder’s instructions.  In the event of multiple online or telephone votes by a shareholder, each vote will supersede the previous vote and the last vote cast will be deemed to be the final vote of the shareholder, unless such vote is revoked in person at the Annual Meeting according to the revocability instructions outlined above.

Voting Procedures

You may vote by mail.  If you are a registered shareholder (that is, if you hold your stock directly and not in street name), you may vote by mail by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage prepaid envelope.  Your proxy will then be voted at the Annual Meeting in accordance with your instructions.

You may vote by telephone or on the Internet.  If you are a registered shareholder, you may vote by telephone or on the Internet by following the instructions included on the proxy card.  Shareholders with shares registered directly with American Stock Transfer and Trust Company, LLC, our transfer agent, may vote (i) on the Internet at the following web address: http://www.voteproxy.com or (ii) by telephone by dialing the toll-free number in the Notice.  If you vote by telephone or on the Internet, you do not have to mail in your proxy card.  If you wish to attend the meeting in person, however, you will need to bring valid picture identification with you. Internet and telephone voting are available 24 hours a day.  Votes submitted through the Internet or by telephone must be received by 11:59 p.m. (Eastern Time) on the day before the meeting date.

You may vote in person at the meeting.  If you are a registered shareholder and attend the meeting (please remember to bring your valid picture identification, admission ticket or other acceptable evidence of stock ownership as of the Record Date), you may deliver your completed proxy card in person.  If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in your name.  In that case if you wish to vote at the meeting, you will need to bring with you to the meeting a legal proxy from your broker or other nominee authorizing you to vote these shares, along with valid picture identification.

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting card and voting instructions with these proxy materials from that organization rather than from us.  Your bank or broker may permit you to vote your shares electronically by telephone or on the Internet.  A large number of banks and brokerage firms participate in programs that offer telephone and Internet voting options.  If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may vote those shares electronically by telephone or on the Internet by following the instructions set forth on the voting form provided to you by your bank or brokerage firm.

These Internet and telephone voting procedures, which comply with California law, are designed to authenticate shareholders’ identities, allow shareholders to vote their shares and confirm that shareholders’ votes have been recorded properly.  Shareholders voting via either telephone or the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be borne by the shareholder using such services.  Also, please be aware that we are not involved in the operation of these voting procedures and cannot take responsibility for any access, Internet or telephone service interruptions that may occur or any inaccuracies, erroneous or incomplete information that may appear.

Voting and Solicitation

On all matters, each share of Common Stock outstanding on the Record Date entitles its owner to one vote.

Expenses of solicitation of proxies will be borne by us.  We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.  Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone, telegram or letter.

Quorum; Abstentions; Broker Non-votes

A majority of the shares of Common Stock outstanding on the Record Date and entitled to vote must be present, in person or represented by proxy, to constitute the required quorum for the transaction of business at the Annual Meeting.  Shares that are voted “FOR,” “AGAINST,” or “ABSTAIN” are treated as being present at the meeting for purposes of establishing a quorum.  Shares that are voted “FOR” or “AGAINST” on a matter will also be treated as shares entitled to vote (Votes Cast) with respect to such matter.

A plurality of Votes Cast is required for the election of directors and only affirmative votes (either “FOR” or “AGAINST”) will affect the outcome of the election of directors (Proposal 1).  Assuming a quorum is present, the affirmative vote of both (i) a majority of the shares of our Common Stock represented and voting at the Annual Meeting and (ii) a majority of the shares required to constitute a quorum, are required to approve the amendment of our articles of incorporation to increase the authorized number of shares of our Common Stock (Proposal 2) to approve the potential issuance of Common Stock to Continental Grain Company in accordance with Nasdaq Listing Rule 5635(b) (Proposal 3), to approve the advisory vote on executive compensation (Proposal 4), to approve the advisory vote on the frequency of holding the advisory vote on executive compensation (proposal 5), and to ratify the selection of our independent registered public accountants (Proposal 6).

While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions or broker “non-votes”, we believe that both abstentions and broker “non-votes” should be counted for purposes of determining the presence or absence of a quorum for the transaction of business.  We further believe that neither abstentions nor broker “non-votes” should be counted as shares “represented and voting” with respect to a particular matter for purposes of determining the total number of Votes Cast with respect to such matter.  In the absence of controlling precedent to the contrary, we intend to treat abstentions and broker “non-votes” in this manner.  Accordingly, abstentions and broker “non-votes” will not affect the determination as to whether the requisite majority of Votes Cast has been obtained with respect to a particular matter.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.  Nominees will not have discretionary voting power with respect to proposals 1-5, and will consequently be unable to vote shares held by beneficial owners who do not give voting instructions to their brokers, banks or nominees with respect to these proposals.

Deadlines for Submission of Shareholder Proposals for 2020 Annual Meeting

Requirements for Shareholder Proposals to be Considered for Inclusion in Proxy Materials.  Our shareholders are entitled to present proposals for consideration at forthcoming shareholder meetings provided that they comply with the proxy rules promulgated by the SEC or our bylaws.  Shareholders who wish to have a proposal considered for inclusion in the proxy materials for our 2020 Annual Meeting must submit such proposal to us by December 31, 2019.  If we change the date of our 2020 Annual Meeting by more than 30 days from the date of this year’s meeting, the deadline is a reasonable time before we begin to print and send our proxy materials for the 2020 Annual Meeting.  The submission of a proposal does not guarantee that it will be included in our proxy statement or proxy.

Requirements for Shareholder Proposals not to be Included in Proxy Materials.  Shareholders who wish to present a proposal at our 2020 Annual Meeting that is not intended to be included in the proxy materials relating to such meeting must deliver notice of such proposal to our secretary at our principal executive offices by March 16, 2020.  If the date of our 2020 Annual Meeting is changed by more than 30 days from the date of this year’s meeting, notice of the proposal must be received by us no later than the close of business on a date determined and publicized by our Board, which date shall be at least ten (10) days after such date is publicized.  Shareholders wishing to make such proposals must also satisfy the other requirements set forth in our bylaws.  If a shareholder does not also comply with the requirements of Rule 14a-4 under the Securities Exchange Act of 1934 (Exchange Act), we may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal submitted by a shareholder.

If there is a change in the deadlines set forth above for shareholder proposals with respect to the 2020 Annual Meeting, we will disclose the new deadlines in a Quarterly Report on Form 10-Q, a Current Report on Form 8-K, or by other means.

PROPOSAL ONE

ELECTION OF DIRECTORS

Description of Current Board of Directors

A board of seven (7) directors is to be elected at the Annual Meeting.  Unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven (7) nominees named below.  In the event that any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy.  The seven (7) nominees for director receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors.  Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum but have no other legal effect under California law.  It is not expected that any nominee will be unable or will decline to serve as a director.  The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until a successor has been elected and qualified.

The names of the nominees, and certain information about them as of the Record Date, are set forth below.

Name	Age	Position
Brent R. Rystrom.	55	Chief Executive Officer, President and Director
Brent Rosenthal (2)(3)(4)	47	Chairman of the Board of Directors
Beth Bronner (1)(2)	67	Director
David I. Chemerow (1)(4)	67	Director
Ari Gendason (2)(3)(4)	44	Director
David Goldman (1)(3)	75	Director
Baruch Halpern	68	Director

(1)	Current member of the Audit Committee.
(2)	Current member of the Compensation Committee.
(3)	Current member of the Nominating and Governance Committee.
(4)	Current member of the Executive Committee.

Brent R. Rystrom, has served as our director and as our chief executive officer since October 2018.  He served as our chief operating officer from January 2018 to October 2018 and as our chief financial officer from March 2017 to October 2018.  Mr. Rystrom brings over 25 years of business finance experience, including over 20 years of service as a director of research and senior financial analyst for several investment banking firms, including Piper Jaffray and Feltl & Company.  From 2009 until March 2017, Mr. Rystrom served as director of research for Feltl & Company, a regional investment banking firm headquartered in Minnesota, where he managed research, institutional sales, and trading departments while providing research coverage on consumer products, retail and agriculture companies ranging from micro to large capitalization.  Over his 11 years of service at Piper Jaffray he was named a Wall Street Journal “Best on the Street” analyst and a “Top 10” Retailing Industry Analyst from Reuter’s. Since 1997, Mr. Rystrom has also successfully acquired and managed a large portfolio of personal agricultural real estate assets, and from 2011 through 2015, he served on the customer advisory board of AgStar (now part of Compeer Financial), a $10 billion agricultural bank based in Minnesota.  Mr. Rystrom holds a degree in Business Finance from St. Thomas University.  The Board believes that Mr. Rystrom’s experience and financial background, including his investment banking experience, coupled with his tenure as our chief financial officer and chief executive officer, are the attributes, skills, experiences and qualifications that allow Mr. Rystrom to make a valuable contribution as one of our directors.

Brent Rosenthal has served as a director and non-executive chairman of the board since July 2016.  Mr. Rosenthal is the founder of Mountain Hawk Capital Partners, LLC, an investment fund focused on small and micro-cap equities in the food and technology media telecom (TMT) industries.  Mr. Rosenthal also serves as chairman of the board of directors of Comscore (NASDAQ: SCOR).  Previously, Mr. Rosenthal was an adviser to the board of directors of Park City Group (NASDAQ: PCYG), a food safety and supply chain software company from 2015 to 2018.  Mr. Rosenthal was a partner in affiliates of W.R. Huff Asset Management where he worked from 2002 to 2016.  Mr. Rosenthal served on the board of directors of Rentrak (NASDAQ: RENT) from 2008 to 2016 and as non-executive chairman of the board from 2011 to 2016.  He also served on the boards of directors of four privately-held Hispanic food companies.  Earlier in his career, Mr. Rosenthal was director of mergers and acquisitions for RSL Communications Ltd. and served emerging media companies for Deloitte.  Mr. Rosenthal is an inactive certified public accountant.  Mr. Rosenthal earned his Bachelor of Science degree from Lehigh University and Master of Business Administration degree from the S.C. Johnson Graduate School of Management at Cornell University.  The Board believes that Mr. Rosenthal’s experience investing in the food industry, independent board experience and business acumen are the attributes, skills, experiences and qualifications that allow Mr. Rosenthal to make a valuable contribution as one of our directors.  Mr. Rosenthal was appointed as chairman of the board and director under the terms of a July 2016 settlement agreement with LF-RB Management, LLC and certain other parties, referenced in “Certain Relationships and Related Transactions.”

Beth Bronner has served as a director since July 2016.  Ms. Bronner has been a managing director at Mistral Equity Partners, a private equity firm that specializes in the consumer and food sector, since 2006.  Ms. Bronner also has served as president of Revlon Professional, North America, president of the health division at Sunbeam, vice-president, consumer market/business markets at AT&T, and senior vice president and chief marketing officer of the consumer/retail business at Citibank.  Ms. Bronner also served as global chief marketing officer of Beam Spirits and Wine.  Ms. Bronner is a former member of the board of directors of Jamba, Inc. (2009 to 2012) (NASDAQ: JMBA), Assurant, Inc. (1994 to 2011) (AIZ/NYSE) and Hain Celestial Group, Inc. (1993 to 2010) (NASDAQ: HAIN).  Ms. Bronner is a member of The Committee of 200 International Women’s Forum and The Chicago Network.  She currently serves on the boards of several not-for-profit organizations including the President’s Advisory Council of Vassar College.  Ms. Bronner received a Bachelor of Arts degree from Vassar College and a Master of Business Administration degree from The University of Chicago.  The Board believes that Ms. Bronner’s experience (i) in change management, business turnaround, organization restructuring high-performance team building and brand building (ii) her experience as a senior executive and private equity investor and (iii) service on the boards of several multi-billion dollar companies are the attributes, skills, experiences and qualifications that allow Ms. Bronner to make a valuable contribution as one of our directors.  Ms. Bronner was appointed director under the terms of a July 2016 settlement agreement with LF-RB Management, LLC and certain other parties referenced in “Certain Relationships and Related Transactions.”

David I. Chemerow has served as a director since October 2018.  From August 2016 to September 2017, Mr. Chemerow served as the chief financial officer and treasurer of Comscore, Inc., a digital data and analytics company, and from January 2016 to August 2016, Mr. Chemerow served as the chief revenue officer of Comscore, Inc. Mr. Chemerow served as the chief operating officer and chief financial officer of Rentrak Corporation, a media measurement and advanced consumer targeting company, from October 2009 until Rentrak Corporation was merged into comScore, Inc. in January 2016.  Prior to 2009, Mr. Chemerow served in senior executive roles in several companies. Mr. Chemerow previously served as the non-executive chairman of the Board of Playboy Enterprises, Inc. and is a member of the board of directors of Dunham’s Athleisure Corporation, a sporting goods retailer.  Mr. Chemerow serves on the board of The Martha’s Vineyard Playhouse, a non-profit theatre.  Mr. Chemerow is a member and board leadership fellow of the National Association of Corporate Directors.  Mr. Chemerow is a graduate of Dartmouth College and holds an MBA from The Amos Tuck School.  The Board believes that Mr. Chemerow’s extensive experience, business knowledge and experience as CFO of several public companies are the attributes, skills, experiences and qualifications that allow Mr. Chemerow to make a valuable contribution as one of our directors.

Ari Gendason has served as a director since July 2016.  Mr. Gendason is senior vice president and chief investment officer at Continental Grain Company, a privately held global food and agriculture company.  He has been with Continental Grain Company since 2004.  At Continental Grain, Mr. Gendason has focused on investing in multiple sectors in the food and agriculture supply chain including protein production, agricultural processing, food manufacturing, restaurants and agricultural commodities.  He is a member of the board of directors of Wayne Farms LLC.  Mr. Gendason was formerly an associate at VantagePoint Venture Partners, an associate at Greenbridge Capital, an associate at RSL Communications and an investment banking analyst at CIBC Oppenheimer.  Mr. Gendason received both his Bachelor of Science degree in finance and accounting and his Master of Business Administration degree in finance from The Wharton School of the University of Pennsylvania.  The Board believes that Mr. Gendason’s extensive experience, business knowledge and financial expertise are the attributes, skills, experiences and qualifications that allow Mr. Gendason to make a valuable contribution as one of our directors.   Mr. Gendason was appointed director under the terms of a July 2016 settlement agreement with LF-RB Management, LLC and certain other parties referenced in “Certain Relationships and Related Transactions.”  Mr. Gendason is also Continental Grain Company’s designee to our board as also referenced in “Certain Relationships and Related Transactions.”

David Goldman has served as a director since October 2012.  Mr. Goldman, who retired as a senior partner from Deloitte, a major international accounting firm, had spent most of his career overseeing a broad range of services to public companies involved in numerous industries while also serving in various operational and managerial positions..  After retiring in 2001, he began serving as a member of various public and private boards of directors and performing investigations into a wide range of public company matters. These investigations included, among others, security filings, mergers and acquisitions activities, fiduciary issues, risk management and corporate and operational controls, including testimony.  He currently serves on the board of ML Liquidating Trust., successor to a billion-dollar real estate investment fund, and previously served as audit committee chair and member of the board of directors of Swift Transportation from 2003 to 2006.  During Mr. Goldman’s 35 years with Deloitte, where he specialized in serving SEC registrants, he managed office operations, concurred on major financial reporting matters and participated in developing certain national financial and industry policies.  While primarily practicing in Arizona, he also served in various positions in the executive office in New York, the Los Angeles practice office and other offices of Deloitte.  He is a past member of Council of the American Institute of Certified Public Accountants and a past president of the Arizona Society of Certified Public Accountants and other executive board positions.  Mr. Goldman obtained a Bachelor’s degree in Business Administration and a Master of Accounting degree from the University of Arizona.  The Board believes that Mr. Goldman’s extensive senior partner experience with an international accounting firm, expertise in SEC matters, and diverse board and investigative activities involving a wide range of financial, operational, and fiduciary matters are the attributes, skills, experiences and qualifications that allow Mr. Goldman to make a valuable contribution as one of our directors.

Baruch Halpern has served as a director since January 2012.  For more than 20 years, Mr. Halpern has been involved in equity research, advisory, capital raises, and has served as managing director of Halpern Capital, Inc., a boutique investment banking firm founded by Mr. Halpern in 2002.  He has also held senior finance positions at major corporations.  Since 2018, Mr. Halpern has been involved in YourLifeRx, Inc, a roll-up of independent pharmacies to create a network of wellness destinations, which he founded.  From 2002 to 2018, was managing director of CrossCredit Capital, LLC, a firm focused on structured financial solutions, and since 2010 he has been managing director of Carbon Capital Advisors, LLC, a firm focused on green energy and carbon footprint amelioration.  Prior to founding Halpern Capital in 2002, Mr. Halpern held various sell-side analyst positions.  Additionally, he gained substantial buy-side experience as vice president and portfolio manager at Fred Alger & Co., an investment advisory firm.  At Fred Alger & Co., Mr. Halpern served as a research group leader, managing a $1 billion portfolio with more than 600 companies in a broad range of industries.  Mr. Halpern has an extensive corporate and industry background, having also held positions with Celanese Corporation and Beech-Nut, Inc.  Mr. Halpern received his Master of Business Administration in finance from Baruch College.  Mr. Halpern has been a CFA Charter holder since 1982 and holds numerous FINRA certifications.  The Board believes that Mr. Halpern’s financial advisor and investment advisor experience, accounting and finance knowledge, and his detailed knowledge of our business structure and our products, are the attributes, skills, experiences and qualifications that allow Mr. Halpern to make a valuable contribution as one of our directors.

The term of office of each person elected as a director will continue until the next annual meeting of shareholders or until the director’s successor has been elected and qualified.

Role of the Board; Corporate Governance Matters

Board Leadership Structure

The Board does not have a policy, one way or the other, with respect to whether the same person should serve as both the chief executive officer and chairman of the board or, if the roles are separate, whether the chairman should be selected from the non-employee directors or should be an employee.  The Board believes that it should have the flexibility to make these determinations at any given point in time in the way that it believes best to provide appropriate leadership for the Company at that time.  Currently, Mr. Rosenthal, an independent director, serves as chairman of the Board.

Risk Oversight

Our Board of Directors is currently comprised of eight (8) directors, six of whom are independent.  The Board has four standing committees with separate chairs - the Audit, Compensation, Nominating and Governance, and Executive.  A majority of the members of each standing committee are independent directors.  Our Audit Committee is responsible for overseeing risk management and on at least an annual basis reviews and discusses with management policies and systems pursuant to which management addresses risk, including risks associated with our audit, financial reporting, internal control, disclosure control, legal and regulatory compliance, and investment policies.  Our Audit Committee also serves as the contact point for employees to report corporate compliance issues.  Our Audit Committee regularly reviews with our Board any issues that arise in connection with such topics.  Our full Board regularly engages in discussions of risk management to assess major risks facing the Company and review options for their mitigation.  Each of our Board committees also considers the risk within its area of responsibilities.  For example, our Compensation Committee periodically reviews enterprise risks to ensure that our compensation programs do not encourage excessive risk-taking and our Nominating and Governance Committee oversees risks related to governance issues.

Board Independence

Our Board annually determines the independence of each director, based on the independence criteria set forth in the listing standards of the Marketplace Rules of NASDAQ.  In making its determinations, the Board considers all relevant facts and circumstances brought to its attention as well as information provided by the directors and a review of any relevant transactions or relationships between each director or any member of his or her family, and the Company, its senior management or our independent registered public accounting firm.  Based on its review, the Board determined that Beth Bronner, David I. Chemerow, Ari Gendason, David Goldman, Henk W. Hoogenkamp and Brent Rosenthal are each independent under the NASDAQ criteria for independent board members.

Board Meetings and Committee Meetings

During 2018, the Board held five (5) meetings and each current director attended at least 75% of those meetings during the period that he or she was a director.  Our Board and its committees set schedules to meet throughout the year and also can hold special meetings and act by written consent from time to time, as appropriate.  Our Board has delegated various responsibilities and authority to its committees as generally described below.  The committees will regularly report on their activities and actions to the Board.

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, assists the Board in its general oversight of our financial reporting, internal controls, and audit functions, and is directly responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm.  The members of the Audit Committee are Beth Bronner, David I. Chemerow and David Goldman.  Each member of the Audit Committee is independent under Nasdaq’s independence standards for audit committee members.  The Board has determined that each member of the Audit committee is an “audit committee financial expert”, as defined by the rules of the SEC.  The charter of the Audit Committee is available on our website at www.ricebrantech.com on the Investor Relations page.  The Audit Committee met eight (8) times in 2018 and each current director attended at least 75% of those meetings during the period that he or she was a committee member.

Compensation Committee

The Compensation Committee establishes our executive compensation policy, determines the salary and bonuses of our executive officers and recommends to the Board stock option grants for our executive officers.  The members of the Compensation Committee are Beth Bronner, Ari Gendason, Henk W. Hoogenkamp and Brent Rosenthal and each member is independent under Nasdaq’s independence standards for compensation committee members.  Our chief executive officer often makes recommendations to the Compensation Committee and the Board concerning compensation of other executive officers.  The Compensation Committee seeks input on certain compensation policies from the chief executive officer.  The charter of the Compensation Committee is available on our website at www.ricebrantech.com on the Investor Relations page.

In fulfilling its duties and responsibilities, the Compensation Committee seeks periodic input, advice and recommendations from various sources, including our Board of Directors, our executive officers and the Compensation Committee’s independent executive compensation consultant.  The Committee at all times exercises independent discretion in its executive compensation decisions.  The Compensation Committee met four (4) times in 2018 and meetings and each current director attended at least 75% of those meetings during the period that he or she was a committee member.

The Compensation Committee (through its outside legal counsel) has engaged Mercer, a leading global independent human resources and compensation consulting firm, to provide assistance and guidance to the Compensation Committee on executive officer and director compensation matters.  Use of this outside consultant is an important component of the compensation setting process, as it will further enable the Compensation Committee to make informed decisions based on market data and practices.  Mercer reports directly to the Compensation Committee.  The Compensation Committee has sole authority for the appointment, removal, replacement, compensation, and oversight of Mercer for executive officer and director compensation matters.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for matters relating to the corporate governance of our Company and the nomination of members of the Board and committees thereof.  The members of the Nominating and Governance Committee are Ari Gendason, David Goldman, Henk W. Hoogenkamp and Brent Rosenthal, and each member is independent under Nasdaq’s independence standards.  The charter of the Nominating and Governance Committee is available on our website at www.ricebrantech.com on the Investor Relations page.  The Nominating and Governance Committee met four (4) times in 2018 and each current director attended at least 75% of those meetings during the period that he was a committee member.

Nomination Process

In evaluating potential candidates for membership on the Board, the Nominating and Governance Committee may consider such factors as it deems appropriate.  These factors may include judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.  While the Nominating and Governance Committee has not established any specific minimum qualifications for director nominees, the Nominating and Governance Committee believes that demonstrated leadership, as well as significant years of service in an area of endeavor such as business, law, public service, related industry or academia, is a desirable qualification for service as our director.  Upon the identification of a qualified candidate, the Nominating and Governance Committee selects, or recommends for consideration by the full Board, the nominee for the election of directors to the Board.

Although we do not have a formal policy in place, we consider diversity, among other factors, to identify our nominees for the Board. We view diversity broadly to include diversity of experience, skills and viewpoint as well as more traditional diversity concepts.  In sum, we strive to assemble a diverse Board that is strong in its collective knowledge and that also consists of individuals who bring a variety of complementary attributes and skills to the Board such that the Board, taken as a whole, has the necessary and appropriate skills and experience to provide an enriched environment.  The needs of the Board and the factors that the Nominating and Governance Committee considers in evaluating candidates are reassessed on an annual basis, when the committee’s charter is reviewed.

The Nominating and Governance Committee will consider nominees recommended by shareholders.  Any shareholder may make recommendations to the Nominating and Governance Committee for membership on the Board by sending a written statement of the qualifications of the recommended individual to: Secretary, RiceBran Technologies, 1330 Lake Robbins Drive, Suite 250, The Woodlands, Texas 77380.  Such recommendations should be received no later than sixty (60) days prior to the annual meeting for which the shareholder wishes his or her recommendation to be considered.  The Board will evaluate candidates recommended by shareholders on the same basis as it evaluates other candidates, including the following criteria:

•	Directors should be of the highest ethical character and share values that reflect positively on themselves and us.
•	Directors should have reputations, both personal and professional, consistent with our image and reputation.
•	Directors should be highly accomplished in their respective fields, with superior credentials and recognition.

The fact that a proposed director nominee meets some or all of the above criteria will not obligate the Nominating and Governance Committee to nominate or recommend the candidate for election to the Board in the proxy materials.

Executive Committee

The Executive Committee will (i) advise and assist the management with respect to operational matters, including sales, marketing, and other strategic initiatives as approved and directed by the Board (ii) take such actions as may be directed by the Board from time to time and (iii) exercise most Board powers during periods between Board meetings.  In performing its responsibilities, the Executive Committee will have the authority to obtain advice, reports or opinions from internal or external counsel and expert advisors, including director search firms.  The members of the Executive Committee are David I. Chemerow, Ari Gendason and Brent Rosenthal.

Shareholder Communication Policy

Shareholders may send communications to the Board or individual members of the Board by writing to them, care of Secretary, RiceBran Technologies, 1330 Lake Robbins Drive, Suite 250, The Woodlands, Texas 77380, who will forward the communication to the intended director or directors.  If the shareholder wishes the communication to be confidential, then the communication should be provided in a form that will maintain confidentiality.

Attendance of Directors at Annual Meetings of Shareholders

We have a policy of encouraging, but not requiring, directors to attend our annual meeting of shareholders.  All of our current directors who were directors at the time of the 2018 Annual Meeting of Shareholders attended such meeting.

Director Compensation

During 2018, the Compensation Committee engaged Mercer (through outside legal counsel) to review the current compensation of the executive management and directors.  Mercer is a leading global independent human resources and compensation firm.  After reviewing Mercer’s report with respect to Mercer’s compensation analysis methodology, compensation analysis results, peer company short and long-term incentive plan prevalence and equity plan design, the Compensation Committee approved the Mercer report in all material respects.  The Compensation Committee consults with Mercer when considering changes to director compensation.  Non-employee directors receive the following cash consideration for serving as directors and as members of committees of our Board:

	General Board Service ($)	Audit Committee ($)	Nominating and Governance Committee ($)	Compen- sation Committee ($)	Executive Committee ($)
General board service - all directors	50,000	-	-	-	-
Service as Chairman of the Board	50,000	-	-	-	-
Committee Assignments:
Committee Chair	-	18,000	9,500	10,000	12,000
Members	-	8,000	4,500	5,000	12,000

We reimburse all directors for travel and other necessary business expenses incurred in the performance of director services and extend coverage to them under our directors’ and officers’ indemnity insurance policies.

In furtherance of implementing the Mercer report recommendations, the Compensation Committee determined that each non-employee director automatically receives an annual fixed grant in the form of Common Stock under the 2014 Equity Incentive Plan.  The number of shares of Common Stock is determined in accordance with the 2014 Equity Incentive Plan using a 5-day volume weighted average price per share.  In 2018 the grant value, based on that 5-day volume weighted average, was $90,000 to the Chairman and $45,000 to each other nonemployee director.  The annual grant is made on the date of the annual shareholder meeting.  If a director becomes a member of the Board after the annual grant, the director will receive a pro rata portion of the fixed annual grant based upon the months remaining in the year after the director was elected.

Director Compensation Table

The following director compensation table sets forth summary information concerning the compensation paid to our non-employee directors in 2018 who served on the Board during the year:

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	Stocks Awards ($) (3)	All Other Compen- sation ($)(4)	Total ($)
Beth Bronner	59,000	-	46,470	-	105,470
Robert S. Bucklin (5)	63,000	-	46,470	-	109,470
David I. Chemerow (4)	15,750	-	31,632	-	47,382
Ari Gendason	63,000	-	46,470	-	109,470
David Goldman	64,000	-	46,470	-	110,470
Baruch Halpern	45,000	-	46,470	-	91,470
Henk W. Hoogenkamp (6)	51,000	-	46,470	-	97,470
Brent Rosenthal	113,000	-	92,941	-	205,941

(1)
Amounts shown in this column reflect the annual aggregate dollar amount of all cash fees earned for 2018 services as a director, including annual retainer fees, committee and/or chairmanship fees, and meeting fees.

(2)	As of December 31, 2018, the aggregate shares under options outstanding awarded to each director are as follows: 6,563 to David Goldman; 6,996 to Baruch Halpern; and 6,545 to Henk W. Hoogenkamp.
(3)
Stock awards are reported at grant date fair value, if awarded in the period, and at incremental fair value, if modified in the period.  The 2018 grants were made under our 2014 Equity Incentive Plan in June 2018 (except the grant to Mr. Chemerow which was in October 2018) and vest on the earlier of (1) June 21, 2018, or (2) one day prior to the next annual shareholder meeting.  The number of shares of Common Stock were determined using a volume weighted average price per share at the grant date ($1.72 per share, except the grant for Mr. Chemerow which was $2.86 per share) rather than grant date fair value.  The grants were 26,107 shares to each of directors Beth Bronner, Robert S. Bucklin, Ari Gendason, David Goldman, Baruch Halpern and Henk W. Hoogenkamp, 52,214 shares to Brent Rosenthal and 11,217 shares to Mr. Chemerow.  As of December 31, 2018, the aggregate number of shares which have been awarded to each director for board service are as follows: 103,394 to Beth Bronner; 61,443 to Robert S. Bucklin, 11,217 to David I. Chemerow, 103,394 to Ari Gendason, 131,693 to David Goldman, 131,693 to Baruch Halpern, 131,693 to Henk W. Hoogenkamp and 282,181 to Brent Rosenthal.

(4)
Mr. Chemerow became a director in October 2018. Mr.  Chemerow received $12,500 in 2018 for consulting services provided to the Board prior to Mr. Chemerow’s appointment as our director, which is not included in the table above.

(5)	Mr. Bucklin resigned as our director in December 2018.
(6)	Mr. Hoogenkamp was not nominated for reelection to the Board.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees. Any waivers of any provision of this code for our directors or officers may be granted only by the Board or a committee appointed by the Board. Any waivers of any provisions of this code for an employee or a representative may be granted only by our chief executive officer or principal accounting officer. We will provide any person, without charge, a copy of this Code. Requests for a copy of the code may be made by writing to RiceBran Technologies at 1330 Lake Robbins Drive, Suite 250, The Woodlands, Texas 77380, Attention: Secretary.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

PROPOSAL TWO

AMENDMENT OF ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

Our board of directors has unanimously approved, subject to shareholder approval, an amendment to our articles of incorporation to increase the number of authorized shares of our common stock from 50,000,000 to 100,000,000 (Common Stock Amendment) for general corporate purposes.

If the Common Stock Amendment is approved by our shareholders at the Annual Meeting, we intend to cause it to become effective as soon as practicable following the Annual Meeting.  The Common Stock Amendment would become effective upon the filing of the Certificate of Amendment (in the form attached as Appendix A) with the Secretary of State of California.

Shares Currently Outstanding or Reserved

Our articles of incorporation currently authorize us to issue 50,000,000 shares of common stock.  As of March 31, 2019, 33,029,653 shares of common stock were issued and outstanding and 12,170,730 shares of common stock were reserved for issuance upon the exercise of outstanding stock options and warrants, conversion of convertible preferred stock, and vesting of restricted stock units.  As a result, as of March 31, 2019, we had 4,799,617 unissued or unreserved shares of common stock that we may be authorized to issue under our articles of incorporation (2,411,302 shares are specifically reserved for awards issued under our 2014 Equity Incentive Plan). In addition to the above, we may issue additional shares of our common stock following the date of this proxy statement.

Rationale for Proposed Charter Amendment

Our Board has determined that an increase to 100,000,000 authorized common stock will give us greater flexibility for possible future financings, joint ventures and/or mergers and acquisitions of the businesses or assets of other companies.  Without such increase, we may be required to obtain shareholder approval to increase our authorized shares in connection with such transactions which may delay, perhaps substantially, or even cause the loss of, a transaction.

In addition, without an increase in our authorized shares of common stock, we may be constrained in our ability to use equity as a component of compensation to attract and retain key personnel under any future employee stock benefit plans.  Our Board believes that these types of grants are essential to attract, retain and motivate employees.

If the Common Stock Amendment is approved, the additional 50,000,000 shares of common stock that would be authorized would be available for issuance without further shareholder action, unless such action is otherwise required by California law, Nasdaq or any stock exchange on which our common stock is listed or quoted.  Such shares could be issued directly, or could be reserved for issuance and then issued pursuant to the exercise of warrants or options, or conversion of preferred stock or convertible promissory notes, that could be granted or issued in the future.  In addition, the Company could enter into agreements before the Annual Meeting to issue such shares after the Annual Meeting if our shareholders approve the Common Stock Amendment.  In the event that our Board determines to issue additional shares of common stock, it intends, in accordance with its fiduciary duties, to issue any such shares on terms that it considers to be in the best interests of the Company and our shareholders.

Effects of the Increase in Authorized Common Stock

The additional authorized shares would be part of the existing class of our common stock and would not affect the terms of our outstanding common stock or the rights of the holders of our common stock.  Current shareholders will not have automatic rights to purchase any of the additional authorized shares to maintain their proportionate equity interests in the Company.

Dilution.  The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of common stock.  In addition, the issuance or potential issuance of additional shares of common stock may have a depressive effect on the market price of our common stock.

Anti-Takeover.  The increase in the authorized number of shares of common stock could have possible anti-takeover effects.  These authorized but unissued shares could (within the limits imposed by applicable law) be issued in one or more transactions that could make a change of control of the Company more difficult, and therefore more unlikely.  The additional authorized shares could be used to discourage persons from attempting to gain control of the Company by diluting the voting power of shares then outstanding or increasing the voting power of persons that would support the Board in a potential takeover situation, including by preventing or delaying a proposed business combination that is opposed by the Board although perceived to be desirable by some shareholders.  The Board does not have any current knowledge of any effort by any third party to accumulate our securities or obtain control of the Company by means of a merger, tender offer, solicitation in opposition to management or otherwise.

No Appraisal Rights.  Our shareholders are not entitled to dissenters’ or appraisal rights under California corporate law with respect to the proposed amendment to our articles of incorporation to increase the authorized number of shares, and we will not independently provide the shareholders with any such right.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND OUR ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK.

PROPOSAL THREE

APPROVAL OF POTENTIAL ISSUANCE OF COMMON STOCK TO CONTINENTAL GRAIN COMPANY PURSUANT TO NASDAQ LISTING RULE 5635(B)

Background

We are seeking shareholder approval under the applicable provisions of Nasdaq Marketplace Rule 5635(b) for the potential issuance by us to Continental Grain Company (CGC) of 1,003,344 shares of our Common Stock upon exercise of a prefunded warrant (the Warrant) that would result in CGC beneficially owning greater than 19.99% of the total number of issued and outstanding shares of Common Stock after such exercise.  The Warrant  was issued March 7, 2019, and is exercisable for an exercise price of $0.01 per share, subject to adjustment as provided therein, until March 8, 2029,  provided, however, that CGC will not have the right to exercise any portion of the Warrant that would result in CGC, together with its affiliates, beneficially owning more than 19.99% of our outstanding Common Stock immediately after giving effect to such exercise (Maximum Percentage) unless the shareholders approve of such exercise above the Maximum Percentage as required under Nasdaq listing requirements.   The Warrant was issued in connection with the transaction further described under the captions “Related Party Transactions.”

Reason for Request for Shareholder Approval

Our Common Stock is listed on the Nasdaq Global Market and, as such, we are subject to the Nasdaq Marketplace Rules.  Nasdaq Marketplace Rule 5635(b) requires us to obtain shareholder approval prior to certain issuances with respect to Common Stock or securities exercisable into Common Stock, which could result in a change of control of the issuer.  This rule is referred to as the “Nasdaq Change of Control Rule.” Generally, Nasdaq interpretations provide that the acquisition of 20% of the shares of an issuer by one person or group of affiliated persons may be considered a change of control of such issuer.  The issuance of Common Stock upon the exercise of the Warrant may result in CGC acquiring more than 20% of our shares of Common Stock.  Accordingly, we need shareholder approval of the change of control to allow CGC to exercise the Warrant without limitation.

In order to comply with the Nasdaq Change of Control Rule, we are seeking shareholder approval for the potential issuance of securities that would result in CGC owning greater than 19.99% of the total number of issued and outstanding shares of Common Stock and of the outstanding voting power of our securities.

Impact on Shareholders of Approval or Disapproval of this Proposal

If this proposal is approved by shareholders, we are required to provide notice to CGC of such approval.  If CGC does not fully exercise the Warrant within ten (10) days of such notice, the Warrant shall automatically be exercised.  If this proposal is approved, the issuance of the Common Stock upon exercise of the warrant could have an anti-takeover effect because such issuance would make it more difficult for, or discourage an attempt by, a party to obtain control of the Company by tender offer or other means.  The issuance of the Common Stock will increase the number of shares entitled to vote, increase the number of votes required to approve a change of control of the Company, and dilute the interest of a party attempting to obtain control of the Company.  The Board of Directors does not have any current knowledge of any effort by any third party to accumulate the Company’s securities or obtain control of the Company by any means.

If this approval is not approved by shareholders, then Nasdaq Listing Rule 5635(b) will not allow exercise of the Warrant if such exercise would cause CGC to beneficially own more than 19.99% of the total number of issued and outstanding shares of Common Stock and of the outstanding voting power of our securities.  Under the terms of the Warrant, we are required to seek such shareholder approval at each annual and special meeting until the shareholders approve of the exercise of the Warrant above the Maximum Percentage or until March 8, 2029.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE POTENTIAL ISSUANCE OF COMMON STOCK TO CONTINENTAL GRAIN COMPANY PURSUANT TO NASDAQ LISTING RULE 5635(B)

PROPOSAL FIVE

ADVISORY, NON-BIDNING VOTE ON THE FREQUENCY OF THE ADVISORY, NON-BINDING VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, our shareholders are entitled to cast an advisory, non-binding vote to indicate their preference as to how frequently we should seek an advisory, non-binding vote on the compensation of our named executive officers. Currently, the shareholders are entitled to annually cast an advisory, non-binding vote on the compensation of our named executive officers.  By voting on this proposal, shareholders may indicate whether they would prefer an advisory, non-binding vote on named executive officer compensation once every year, once every two years or once every three years. Shareholders also may abstain from voting on this proposal.

After careful consideration of this proposal, the Board has determined that a non-binding, advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company, and therefore the Board recommends that you vote for a one (1) year frequency for the advisory vote on executive compensation.

In formulating its recommendation, our Board considered that an annual vote will allow shareholders to better evaluate our executive compensation program in relation to our short- and long-term company performance.  An annual advisory vote will give the Board of Directors, the Compensation Committee and management more timely feedback from the stockholders to allow us to evaluate and adjust, when we consider appropriate, the compensation of our named executive officers.

The Board will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation; however, because this vote is advisory and not binding, the Board may decide that it is in the best interests of the Company and its shareholders to hold an advisory vote more or less frequently than the alternative that has been selected by our shareholders.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF A ONE (1) YEAR FREQUENCY FOR HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL SIX

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act), our shareholders are entitled to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

Please read the “Executive Compensation” section of this proxy statement for additional details about our executive compensation program.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement.  This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2019 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

We believe that our compensation policies and procedures are strongly aligned with the long-term interests of our shareholders.  The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. The Board and Compensation Committee value the opinions of our shareholders and we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON A NONBINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL SEVEN

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

RSM US LLP has been appointed by the Audit Committee to continue as our registered public accountants for the fiscal year ending December 31, 2019.  Shareholder ratification of RSM US LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise.  The Board is seeking such ratification as a matter of good corporate practice.  If the shareholders fail to ratify the selection of RSM US LLP as our independent public accountants, the Audit Committee will consider whether to retain that firm for the year ending December 31, 2019.  Even if the selection is ratified, we may appoint a different independent public accounting firm during the year if the Audit Committee determines that such a change would be in the best interests of us and our shareholders.  We expect a representative of RSM US LLP to be present at the Annual Meeting or otherwise be available to make a statement or respond to questions.

Fees Billed by Independent Registered Public Accounting Firms

The following table presents fees for professional services rendered by our independent registered public accounting firm.

RSM US LLP fees are summarized below:

2018
Audit fees	$344,935
Audit-related fees	332,702
Tax fees	-
All other fees	-
Total	$677,637

Audit fees

Audit fees relate to services related to the audit of our financial statements, review of financial statements included in our quarterly reports on Form 10-Q, consents and assistance with other filings.

Audit-related fees

Audit related fees in 2018 relate to audits of the financial statements of an entity acquired in 2018, which financial statements were filed with our current report on Form 8-K/A.

Tax fees

There were no tax fees in 2018.

All other fees

There were no other fees in 2018.

Pre-Approval Policies

Our Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm prior to the engagement of the independent registered public accounting firm for such services.  All fees reported under the headings Audit fees, Audit-related fees, Tax fees and All other fees above for 2018 and 2017 were approved by the Audit Committee before the respective services were rendered, which concluded that the provision of such services was compatible with the maintenance of the independence of the firm providing those services in the conduct of its auditing functions.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

Audit Committee Report

The information contained in the following report shall not be deemed to be “soliciting material” or to be filed with the Securities and Exchange Commission, nor shall such information be incorporation by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into such filing.

The following is the Audit Committee’s report submitted to the Board for the fiscal year ended December 31, 2018.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.  In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements with management.

The committee discussed with RSM US LLP, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees (SAS 61), as amended and as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T.

The committee also received the written disclosures and the letter from RSM US LLP required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence regarding the independent accountant’s communications with the committee concerning independence, and has discussed with RSM US LLP the independent accountant’s independence.

In reliance on the reviews and discussions referred to above, the committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Audit Committee of the Board of Directors

David Goldman, Chairman
Beth Bronner
David I. Chemerow

EXECUTIVE OFFICERS

Brent R. Rystrom, 55, has served as our director and as our chief executive officer since October 2018.  He served as our chief operating officer from January 2018 to October 2018 and as our chief financial officer from March 2017 to October 2018.  Mr. Rystrom brings over 25 years of business finance experience, including over 20 years of service as a director of research and senior financial analyst for several investment banking firms, including Piper Jaffray and Feltl & Company.  From 2009 until March 2017, Mr. Rystrom served as director of research for Feltl & Company, a regional investment banking firm headquartered in Minnesota, where he managed research, institutional sales, and trading departments while providing research coverage on consumer products, retail and agriculture companies ranging from micro to large capitalization.  Over his 11 years of service at Piper Jaffray he was named a Wall Street Journal “Best on the Street” analyst and a “Top 10” Retailing Industry Analyst from Reuter’s. Since 1997, Mr. Rystrom has also successfully acquired and managed a large portfolio of personal agricultural real estate assets, and from 2011 through 2015, he served on the customer advisory board of AgStar (now part of Compeer Financial), a $10 billion agricultural bank based in Minnesota.  Mr. Rystrom holds a degree in Business Finance from St. Thomas University.

Dennis A. Dykes, 50, has served as our chief financial officer since October 2018.  Mr. Dykes served as chief accounting officer from June 2017 to October 2018, vice president of accounting and compliance from May 2015 to June 2017 and corporate controller from May 2014 to March 2015.   Mr. Dykes brings nearly 20 years of business accounting and operations experience in multiple industries.  He served as corporate controller at Avella Specialty Pharmacy from 2013 to 2014.  He served as territory manager at Carrier Commercial Service where he supervised all financial, sales and operations functions for four geographical areas from 2011 to 2013.  Prior to 2011, Mr. Dykes served in several finance and operations leadership roles including a consulting practice focused on accounting, tax and legal transactions.  Mr. Dykes holds a Bachelor’s degree in Business Administration in Accounting and a Bachelor’s degree in Business Administration from St. Ambrose University and a Juris Doctorate degree from Whittier Law School.  He is a certified public accountant in Arizona and Illinois and also a licensed attorney in Illinois.

EXECUTIVE COMPENSATION

Compensation Philosophy

Our Compensation Committee is charged with the evaluation of the compensation of our executive officers and to assure that they are compensated effectively in a manner consistent with our compensation strategy and resources, competitive practice, and the requirements of the appropriate regulatory bodies.

Our compensation philosophy has the following basic components: (i) establish competitive base salaries to attract qualified talent, and (ii) evaluate performance and grant performance-based bonuses that may include equity and cash components.  We try to establish executive compensation base salaries to allow us to remain competitive in our industry and to attract and retain executives of a high caliber.  Similarly, we try to align a component of annual compensation to performance and achievement of our objectives in an effort to retain highly motivated executives who are focused on performance.  We review other public reports and consider the compensation paid to executives at similarly situated companies, both within and outside of our industry, when determining and evaluating our compensation philosophy and compensation levels.  Our performance, including, but not limited to, earnings, revenue growth, cash flow, and continuous improvement initiatives, is a significant part of our evaluation and compensation levels.

In 2018, the Compensation Committee engaged Mercer (through outside legal counsel) to benchmark the compensation of executive officers and gather market information regarding short and long-term incentive practices.  Comparable market data was gathered from published surveys and a peer group of publicly-traded companies similar in size and industry to the Company.  After review and consideration of the Mercer report, the Board’s Compensation Committee approved the recommendations made regarding both the cash and equity compensation.  The information provided to the Compensation Committee was utilized and continues to be utilized to set appropriate pay levels and long-term incentive awards for executive officers.  The Compensation Committee consults with Mercer when considering changes to executive compensation.

Summary Compensation Table

The following table sets forth all compensation awarded, earned or paid for services rendered to us in all capacities during fiscal year 2018 and 2017 to (i) each person who served as our chief executive officer during fiscal 2018; (ii) the two most highly compensated officers other than the chief executive officer who were serving as executive officers at the end of fiscal 2018 and whose total compensation for such year exceeded $100,000; and (iii) up to two additional individuals for whom disclosures would have been provided in this table, but for the fact that such persons were not serving as executive officers as of the end of fiscal 2018 (sometimes referred to collectively as the “named executive officers”).

Name and Principal Position (1)	Year	Salary ($) (1)	Bonus ($)	Option Awards ($) (2)	Stock Awards ($)(2)(3)	Nonequity Incentive Plan Compensation ($)	All Other Compensation ($) (4)	Total ($)

Brent R. Rystrom, Chief Executive Officer	2018	263,308	140,000	328,410	160,255	-	45,951	937,924
	2017	160,000	80,000	37,200	82,289	-	36,121	395,610

Dennis A. Dykes, Chief Financial Officer	2018	171,539	85,600	212,112	210,300	-	27,567	707,118
	2017	135,999	55,000	18,920	11,226	-	4,680	225,825

Robert D. Smith, former Chief Executive Officer	2018	250,000	-	54,629	19,498	-	30,687	354,814
	2017	250,000	127,000	102,860	66,289	-	46,937	593,086

Michael Goose, former President of USA Ingredients	2018	105,882	-	32,777	11,700	-	125,438	275,797
	2017	200,000	60,000	37,200	68,000	-	6,000	371,200

(1)
As discussed further in the “Narrative Disclosure to the Summary Compensation Table” the named executive officers held various positions in 2018 and 2017.  Mr. Rystrom began employment in March 2017.  Mr. Goose’s employment terminated in July 2018 and Dr. Smith’s employment terminated in December 2018.

(2)
Option and stock awards are reported at grant date fair value, if awarded in the period, and at incremental fair value, if modified in the period. The assumptions used to calculate the fair value of option awards are set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for 2018.

(3)	Stock awards include shares of Common Stock and restricted stock units (RSUs) granted under the 2014 Plan.
(4)	All other compensation consists of the amounts for the years indicated:

	2018
	Mr. Rystrom ($)	Mr. Dykes ($)	Dr. Smith ($)	Mr. Goose ($)
401(k) safe harbor contribution	8,250	6,226	8,250	5,382
Termination pay	-	-	-	94,118
Unused vacation paid at termination	-	-	20,971	25,938
Relocation cost reimbursements	37,701	21,341	1,466	-
Total	45,951	27,567	30,687	125,438

	2017
	Mr. Rystrom ($)	Mr. Dykes ($)	Dr. Smith ($)	Mr. Goose ($)
401(k) safe harbor contribution	3,429	4,680	7,950	6,000
Signing fee	25,000	-	-	-
Relocation cost reimbursements	7,692	-	38,987	-
Total	36,121	4,680	46,937	6,000

Narrative Disclosure to the Summary Compensation Table

The following is a brief description of the compensation arrangements we have with each of the named executive officers and other compensation. All the Common Stock, stock option and RSU grants described below were made pursuant to the 2014 Plan.

Brent R. Rystrom, Chief Operating Officer and Chief Financial Officer

Mr. Rystrom began employment and was appointed chief financial officer in March 2017.  In January 2018, Mr. Rystrom was also appointed chief operating officer.  Effective in October 2018, he was appointed chief executive officer.  Mr. Rystrom’s initial annual salary was $200,000, increased to $225,000 in January 2018, increased to $274,000 in October 2018 and increased to $335,000 in January 2019.

In March 2017, we entered into an employment agreement with Mr. Rystrom which was amended and restated in October 2018.  The term of Mr. Rystrom’s employment agreement renews automatically for successive one-year terms unless either party notifies the other party in writing at least ninety (90) days prior to the expiration of the then-effective term of such party’s intention not to renew the agreement. Mr. Rystrom received a signing fee of $25,000 and we agreed to reimburse Mr. Rystrom for relocation expenses up to $40,000.

Mr. Rystrom is currently eligible to participate in any bonus program that we adopted applicable to our senior officers.  Mr. Rystrom is eligible to earn an annual cash bonus of up to 60% of his annual salary based upon satisfaction of corporate and individual goals as determined by our Compensation Committee.  Mr. Rystrom earned an annual bonus of $80,000 for 2017, which was paid in 2018.  Mr. Rystrom earned an annual bonus of $140,000 for 2018, which was paid in 2019.

In April 2017, the Board granted Mr. Rystrom a stock option to purchase up to 60,000 shares of Common Stock at an exercise price of $0.85 per share, which vests and becomes exercisable in four equal annual installments ending April 6, 2021.

In June 2017, the Board granted Mr. Rystrom RSUs.  The 425,000 shares of Common Stock subject to the 2017 RSUs vest based upon a vesting price equal to the volume weighted average trading price of our Common Stock over sixty-five consecutive trading days.  Each RSU’s shares vest (i) 10% if the vesting price equals or exceeds $5.00 per share, (ii) 30% if the vesting price equals or exceeds $10.00 per share and (iv) 60% if the vesting price equals or exceeds $15.00 per share.  In January 2018, 60% of the 2017 were cancelled.  The portion cancelled related to the $15.00 per share target vesting price.

In July 2017, the Board granted Mr. Rystrom 13,354 shares of Common Stock.

In January 2018, the Board granted Mr. Rystrom a stock option to purchase up to 44,507 shares of Common Stock at an exercise price of $1.42 per share, which vests and becomes exercisable in four equal annual installments ending January 24, 2022.

In January 2018, the Board granted Mr. Rystrom 11,127 shares of Common Stock.

In October 2018, the Board granted Mr. Rystrom a stock option to purchase up to 150,000 shares of Common Stock at an exercise price of $2.86 per share, which vests and becomes exercisable in four equal annual installments ending October 1, 2022.

In October 2018, the Board granted Mr. Rystrom additional RSUs.  The 330,000 shares of Common Stock subject to the RSUs vest based upon a vesting price equal to the volume weighted average trading price of our common stock over sixty-five consecutive trading days.  The RSU shares vest as to (i) 7,500 shares if the vesting price equals or exceeds $5.00 per share, (ii) 22,500 shares if the vesting price equals or exceeds $10.00 per share and (iii) 300,000 shares on the later of (a) October 1, 2019 and (b) the date the vesting price equals or exceeds $15.00 per share.

In January 2019, the Board granted Mr. Rystrom 16,343 shares of Common Stock.

In January 2019, the Board granted Mr. Rystrom a stock option to purchase up to 65,372 shares of Common Stock at an exercise price of $3.28 per share, which vests and becomes exercisable in four equal annual installments ending January 29, 2023.

Dennis A. Dykes, Chief Financial Officer

Mr. Dykes was initially employed by us in May 2014 and was appointed chief financial officer effective October 2018.  Mr. Dykes served as chief accounting officer from June 2017 to October 2018, vice president of accounting and compliance from May 2015 to June 2017.  Mr. Dykes's annual salary was $130,000 in 2017 until it increased to $142,000 in June 2017.  Mr. Dykes's salary increased to $160,000 in January 2018, $210,000 in October 2018 and $235,000 in January 2019.

In October 2018, we entered into an employment agreement with Mr. Dykes.  The term of Mr. Dykes’s employment agreement renews automatically for successive one-year terms unless either party notifies the other party in writing at least ninety (90) days prior to the expiration of the then-effective term of such party’s intention not to renew the agreement.  Mr. Dykes is eligible to participate in any bonus program that we adopted applicable to our senior officers.

Mr. Dykes is currently eligible to earn an annual cash bonus of up to 45% of his annual salary based upon satisfaction of corporate and individual goals as determined by our Compensation Committee. Mr. Dykes was paid a stay bonus of $20,000 in 2017. Mr. Dykes earned an annual bonus of $15,000 for 2017 and an additional stay bonus of $20,000 in 2017, which were paid in 2018.  Mr. Dykes earned an annual bonus of $85,600 for 2018, which was paid in 2019.

In April 2017, the Board granted Mr. Dykes a stock option to purchase up to 20,000 shares of Common Stock at an exercise price of $0.85 per share, which vests and becomes exercisable in four equal annual installments ending April 6, 2021.

In June 2017, the Board granted Mr. Dykes a stock option to purchase up to 10,000 shares of Common Stock at an exercise price of $0.91 per share, which vests and becomes exercisable in four equal annual installments ending June 21, 2021.

In July 2017, the Board granted Mr. Dykes 10,492 shares of Common Stock.

In January 2018, the Board granted Mr. Dykes a stock option to purchase up to 22,607 shares of Common Stock at an exercise price of $1.42 per share, which vests and becomes exercisable in four equal annual installments ending January 24, 2022.

In January 2018, the Board granted Mr. Dykes 5,652 shares of Common Stock.

In October 2018, the Board granted Mr. Dykes a stock option to purchase up to 100,0000 shares of Common Stock at an exercise price of $2.86 per share, which vests and becomes exercisable in four equal annual installments ending October 1, 2022.

In October 2018, the Board granted Mr. Dykes RSUs.  The 250,000 shares of Common Stock subject to the RSUs vest based upon a vesting price equal to the volume weighted average trading price of our common stock over sixty-five consecutive trading days. The RSU shares vest as to (i) 25,000 shares if the vesting price equals or exceeds $5.00 per share, (ii) 75,000 shares if the vesting price equals or exceeds $10.00 per share and (iii) 150,000 shares on the later of (a) October 1, 2019 and (b) the date the vesting price equals or exceeds $15.00 per share.

In January 2019, the Board granted Mr. Dykes 6,449 shares of Common Stock.

In January 2019, the Board granted Mr. Dykes a stock option to purchase up to 25,795 shares of Common Stock at an exercise price of $3.28 per share, which vests and becomes exercisable in four equal annual installments ending January 29, 2023.

Robert D. Smith, former Chief Executive Officer and President

Dr. Smith’s employment terminated December 31, 2018.  Dr. Smith served as chief executive officer from December 2016 until he was appointed executive vice president of special projects in October 2018.  Dr. Smith was appointed chief executive officer in December 2016 and served as interim chief executive officer from August 2016 to December 2016, chief executive officer from June 2016 to August 2016 and as senior vice president of operations and R&D from January 1, 2016 until June 2016.  Dr. Smith’s base annual salary was $200,000 as of January 2016.  In August 2016, when Dr. Smith was appointed interim chief executive officer, his base annual salary was increased from $200,000 to $250,000, his salary until his employment terminated.

The term of Dr. Smith’s employment agreement renewed automatically for successive one-year terms until Dr. Smith notified the Company of his intention not to renew the agreement.  In March 2017, Dr. Smith’s employment agreement was amended to reflect his current title and base annual salary of $250,000 and to provide for the March 2017 grant to Dr. Smith of an option to purchase up to 100,000 shares of Common Stock at an exercise price equal to $0.76 per share, which option vests as to 25,000 shares on August 17, 2017, and the remainder shares vest and become exercisable in 36 equal monthly installments beginning in September 17, 2017, and ending August 17, 2020.  Dr. Smith was eligible to participate in any bonus program that we adopted applicable to our senior officers.  We also agreed to reimburse Dr. Smith for relocation expenses up to $25,000.

Dr. Smith was eligible to earn an annual bonus of up to 75% of his annual salary based upon satisfaction of corporate and individual goals as determined by our Compensation Committee.  Dr. Smith earned an annual bonus of $127,000 for 2017, which was paid in 2018.

In April 2017, the Board granted Dr. Smith a stock option to purchase up to 75,000 shares of Common Stock at an exercise price of $0.85 per share, which vests and becomes exercisable in four equal annual installments ending April 6, 2021.

In June 2017, the Board granted Dr. Smith RSUs.  The 325,000 shares of Common Stock subject to the RSUs vest based upon a vesting price equal to the volume weighted average trading price of our Common Stock over sixty-five consecutive trading days.  Each RSU’s shares vest (i) 10% if the vesting price equals or exceeds $5.00 per share, (ii) 30% if the vesting price equals or exceeds $10.00 per share and (iv) 60% if the vesting price equals or exceeds $15.00 per share.  In January 2018, 60% of the RSUs issued in June 2017 were cancelled.  The portion cancelled related to the $15.00 per share target vesting price.

In July 2017, the Board granted Dr. Smith 13,354 shares of Common Stock.

In January 2018, the Board granted Dr. Smith a stock option to purchase up to 56,517 shares of Common Stock at an exercise price of $1.42 per share, which vests and becomes exercisable in four equal annual installments ending January 24, 2022.

In January 2018, the Board granted Dr. Smith 14,129 shares of Common Stock.
Michael Goose, former President of USA Ingredients

Mr. Goose began employment and was appointed president of USA ingredients in July 2016.  Mr. Goose’s employment terminated July 6, 2018.  Mr. Goose’s salary was $200,000 in 2018 and 2017.

In July 2016, we entered into an employment agreement with Mr. Goose, which renewed automatically for successive one-year term until Mr. Gooses employment was terminated. Mr. Goose was eligible to participate in any bonus program that we adopted applicable to our senior officers.  In 2018, Mr. Goose was eligible to earn an annual bonus of up to 50% of his annual salary based upon satisfaction of corporate and individual goals as determined by our Compensation Committee.  Mr. Goose earned an annual bonus of $60,000 for 2017, which was paid in 2018.

In April 2017, the Board granted Mr. Goose a stock option to purchase up to 60,000 shares of Common Stock at an exercise price of $0.85 per share, which vests and becomes exercisable in four equal annual installments ending April 6, 2021.

In June 2017, the Board granted Mr. Goose RSUs.  The 425,000 shares of Common Stock subject to the RSUs vest based upon a vesting price equal to the volume weighted average trading price of our Common Stock over sixty-five consecutive trading days.  Each RSU’s shares vest (i) 10% if the vesting price equals or exceeds $5.00 per share, (ii) 30% if the vesting price equals or exceeds $10.00 per share and (iv) 60% if the vesting price equals or exceeds $15.00 per share.  In January 2018, 60% of the RSUs issued in June 2017 were cancelled.  The portion cancelled related to the $15.00 per share target vesting price.

In January 2018, the Board granted Mr. Goose a stock option to purchase up to 33,910 shares of Common Stock at an exercise price of $1.42 per share, which vests and becomes exercisable in four equal annual installments ending January 24, 2022.

In January 2018, the Board granted Mr. Goose 8,478 shares of Common Stock.

Equity Compensation Arrangements

2010 Equity Incentive Plan

The Board adopted our 2010 Equity Incentive Plan (2010 Plan) in February 2010. A total of 125,000 shares of Common Stock were initially reserved for issuance under the 2010 Plan.  The amount reserved increases annually each January 1st by 5% of the outstanding shares as of the prior December 31st.  Additionally, in 2011 the Board approved a 40,000 share increase in the number of shares of Common Stock reserved under the 2010 Plan.  Under the terms of the 2010 Plan, we could grant options to purchase Common Stock and shares of Common Stock to officers, directors, employees or consultants providing services on such terms as are determined by the Compensation Committee.  On December 4, 2013, the Board determined that no additional grants will be made under the 2010 Plan.  The Compensation Committee administered the 2010 Plan, determined vesting schedules on plan awards and could accelerate the vesting schedules for award recipients.  The options granted under the 2010 Plan have terms of up to 10 years.  As of December 31, 2018, options to purchase a total of 34,032 shares were outstanding under the 2010 Plan.

2014 Equity Incentive Plan

The Board adopted our 2014 Equity Incentive Plan (2014 Plan) in August 2014, after the plan was approved by shareholders.  A total of 1,600,000 shares of Common Stock were initially reserved for issuance under the plan.  In March 2017, the Board amended the 2014 Plan, subject to shareholder approval, to increase the number of shares of Common Stock reserved for issuance under the 2014 Plan by 1,700,000 shares.  Under the terms of the plan, we may grant options to purchase Common Stock and shares of Common Stock to officers, directors, employees or consultants providing services on such terms as are determined by the Board.  Our Board administers the plan, determines vesting schedules on plan awards and may accelerate the vesting schedules for award recipients.  The options granted under the plan have terms of up to 10 years.  As of December 31, 2017, awards for the purchase of 3,081,674 shares have been granted and remain outstanding (stock options, stock and restricted stock and restricted stock units) and 218,326 shares are reserved for future grants under the 2014 Plan.

Pension Benefits

None of our named executive officers are covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.

Nonqualified Deferred Compensation

None of our named executive officers are covered by a defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Outstanding Equity Awards

The following table provides information as of December 31, 2018, regarding equity awards held by each of our named executive officers.

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Option Exercise Price ($/sh)	Option Expiration Date	Equity Incentive Plan: Number of Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Brent R. Rystrom	(1)	-	-	-	-	500,000	1,500,000
	(2)	-	45,000	0.85	4/6/2027	-	-
	(3)	-	44,507	1.42	1/24/2028	-	-
	(4)	-	150,000	2.86	10/1/2028	-	-

Dennis A. Dykes	(5)	-	-	-	-	250,000	750,000
		5,000	-	2.97	8/10/2025	-	-
	(2)	5,000	15,000	0.85	4/6/2027	-	-
	(6)	2,500	7,500	0.91	6/21/2027	-	-
	(3)	-	22,607	1.42	1/24/2028	-	-
	(4)	-	100,000	2.86	10/1/2028	-	-

Robert D. Smith, Phd	(7)	3,750	-	16.00	3/27/2022	-	-
	(7)	7,139	-	4.77	8/19/2024	-	-
	(7)	14,159	-	3.47	6/23/2025	-	-
	(7)	58,328	-	0.76	3/8/2027	-	-
	(7)	18,750	-	0.85	4/6/2027	-	-

(1)
Represents shares subject to restricted stock units (RSUs) which vest based upon a vesting price equal to the volume weighted average trading price of our common stock over sixty-five consecutive trading days.  The RSU shares vest as to (i) 50,000 shares if the vesting price equals or exceeds $5.00 per share, (ii) 150,000 shares if the vesting price equals or exceeds $10.00 per share and (iii) 300,000 shares on the later of (a) October 1, 2019 and (b the date the vesting price equals or exceeds $15.00 per share.

(2)	Unvested shares vest in three equal annual installments ending April 6, 2021.
(3)	Unvested shares vest in four equal annual installments ending January 24, 2022.
(4)	Unvested shares vest in four equal annual installments ending October 1, 2022.
(5)
Represents shares subject to RSUs which vest based upon a vesting price equal to the volume weighted average trading price of our common stock over sixty-five consecutive trading days.  The RSU shares vest as to (i) 25,000 shares if the vesting price equals or exceeds $5.00 per share, (ii) 75,000 shares if the vesting price equals or exceeds $10.00 per share and (iii) 150,000 shares on the later of (a) October 1, 2019 and (b) the date the vesting price equals or exceeds $15.00 per share.

(6)	Unvested shares vest and become exercisable in three equal annual installments ending June 21, 2021.
(7)	Under the original term of the stock option agreements, Dr. Smith had a 90-day grace period after termination to exercise the options listed.

Termination and Change in Control Arrangements

We have entered into employment agreements with Mr. Rystrom and Mr. Dykes that require us to provide compensation to them upon termination of their employment with us or a change in control of the Company.  Regardless of the manner in which their employment terminates, they will be entitled to receive amounts earned during the term of their employment.  Such amounts include: the portion of their current annual base salary and bonuses which have accrued through the date of termination; vested stock options; and payment for accrued but unused vacation.

In addition, immediately before a Change of Control Transaction as defined in the 2010 Plan, all stock options granted pursuant to the 2010 Plan will vest and become fully exercisable.  Under the 2010 Plan, a “Change of Control Transaction” means the occurrence of any of the following events: (i) any person becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by our then-outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of its assets; or (iii) the consummation of a merger or consolidation of the Company or a subsidiary with another corporation or any other entity, other than a merger or consolidation which results in our voting securities of the Company outstanding immediately prior thereto continuing to represent at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

In addition, under the 2014 Plan, in the event of a Change of Control Transaction as defined in the 2014 Plan, except as otherwise provided by the Compensation Committee (Committee) in an award agreement or otherwise in writing, unvested awards will not vest and will be treated in accordance with one of the following methods as determined by the Committee:

(a)
Awards, whether or not then vested, may be continued, assumed, have new rights substituted therefor or, the Committee may terminate all outstanding and unexercised stock options or any other stock-based award that provides for a participant-elected exercise, effective as of the date of the Change in Control Transaction, by delivering notice of termination to each participant at least 20 days prior to the date of consummation of the Change in Control Transaction, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Change in Control Transaction, each such participant shall have the right to exercise in full all of such exercisable awards that are then outstanding to the extent vested on the date such notice of termination is given (or, at the discretion of the Committee, without regard to any limitations on exercisability otherwise contained in the award agreements), but any such exercise shall be contingent on the occurrence of the acquisition event, and, provided that, if the acquisition event does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void.  In the event of an Change in Control Transaction, the Committee may terminate any exercisable award for which the exercise price is equal to or exceeds the fair market value on the date of the Change in Control Transaction without payment of consideration therefor; and restricted stock or other awards may, where appropriate in the discretion of the Committee, receive the same distribution as other Common Stock on such terms as determined by the Committee; provided that, the Committee may decide to award additional restricted stock or any other award in lieu of any cash distribution.

(b)
Awards may be cancelled in exchange for an amount of cash equal to the change in control price (price per share of Common Stock paid in the Change in Control Transaction) per share of Common Stock covered by such awards, less, in the case of an appreciation award, the exercise price per share of Common Stock covered by such award.

(c)	Appreciation awards may be cancelled without payment, if the change in control price is less than the exercise price per share of such appreciation awards.

Under the 2014 Plan, a “Change of Control Transaction” means the occurrence of any of the following: (a) acquisition (including through purchase, reorganization, merger, consolidation or similar transaction), directly or indirectly, in one or more transactions by a person of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities representing 45% or more of the combined voting power of the securities of the Company entitled to vote generally in the election of directors of the Board, calculated on a fully diluted basis after giving effect to such acquisition; (b) election of persons to the Board that causes two-thirds of the Board to consist of persons other than (i) members of the Board on the effective date and (ii) persons who were nominated for election as members of the Board at a time when two-thirds of the Board consisted of persons who were members of the Board on the effective date; provided that any person nominated for election by a Board at least two-thirds of which consisted of persons described in clauses (i) or (ii) or by persons who were themselves nominated by such Board shall be deemed to have been nominated by a Board consisting of persons described in clause (i); (c) sale or other disposition, directly or indirectly, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any person.

In addition to the consideration described above, the amount of compensation payable to each of Mr. Rystrom and Mr. Dykes for termination or a change of control under their respective employment agreements is discussed below.

•
Termination Without Cause, for Good Reason, or Death. In the event employment is terminated (i) by us other than for Cause, (ii) by the employee for Good Reason, or (iii) due to the employee’s death, Mr. Rystrom and Mr. Dykes shall be entitled to a cash lump sum payment in an amount equal to one fourth of his then current base annual salary.

•
Termination in Connection with a Change of Control. In the event that the employee resigns or is terminated within 60 days before and 90 days after a Change of Control, then in addition to the amounts that the employee would otherwise would be eligible to receive, including amounts that would be payable as a result of a termination other than for Cause, a termination for Good Reason and a termination due to employee’s death, Mr. Rystrom and Mr. Dykes shall be entitled to a cash lump sum payment equal to half of current base annual salary.

 “Cause” is defined as (i) a material breach of the terms of his employment agreement, which breach remains uncured for 30 days following written notice of breach, (ii) the employee  has been grossly negligent or has engaged in material willful or gross misconduct in the performance of his duties, (iii) the employee has committed, as reasonably determined by our Board, or has been convicted by a court of law of fraud, moral turpitude, embezzlement, theft, or similar criminal conduct, or any felony, (iv) employee habitually misuses alcohol, drugs, or any controlled substance, (v) the employee breaches his proprietary information agreement, or (vi) the employee fails to meet reasonable written standards established by us for performance of his duties under his employment agreement.

“Good Reason”, is defined as (i) any material breach by us of any provision of the employee’s employment agreement; (ii) a material reduction of the employees duties or responsibilities, or the assignment of duties or responsibilities that are not consistent or commensurate with his position at the time the employee  entered into the agreement (iii) any reduction of the employee’s  base salary other than as part of a general reduction of the salaries of all or substantially all of our employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of March 31, 2019, by (i) each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of that class or series of our stock, (ii) each of our directors and director nominees, (iii) each of the named executive officers, and (iv) all directors and current executive officers as a group. For purposes of this section, “named executive officers” shall mean: (i) each person who served as our chief executive officer during fiscal 2018; (ii) the two most highly compensated officers other than the chief executive officer who were serving as executive officers at the end of fiscal 2018; and (iii) up to two additional individuals for whom disclosure would have been provided in the table below, but for the fact that such persons were not serving as executive officers as of the end of fiscal 2018.

The table is based on information provided to us or filed with the SEC by our directors, executive officers and principal shareholders. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Shares of Common Stock issuable upon exercise or conversion of options and warrants that are currently exercisable or are exercisable within 60 days after March 31, 2019, are deemed outstanding for purposes of computing the percentage ownership of the person holding such securities but are not deemed outstanding for computing the percentage of any other shareholder.  Unless otherwise indicated, the address for each shareholder listed in the following table is c/o RiceBran Technologies, 1330 Lake Robbins Drive, Suite 250, The Woodlands, TX 77380.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number	Percentage
		(1)
Continental Grain Company (2)	6,683,308	19.99%

DG Capital Management, LLC, DG Value Partners LP, DG Value Partners II Master Fund LP and Dov Gertzulin (3)	2,015,827	6.10%

Brent Rosenthal (4)	336,779	1.02%
Beth Bronner (5)	103,394	*
David I. Chemerow (6)	111,959	*
Ari Gendason (7)	103,394	*
David Goldman (8)	187,306	*
Baruch Halpern (9)	1,690,309	4.99%
Henk W. Hoogenkamp (10)	169,894	*

Brent R. Rystrom (11)	195,247	*
Dennis A. Dykes (12)	51,511	*

Robert D. Smith, PhD	145,804	*
Michael Goose	13,978	*

All directors and executive officers as a group (9 persons) (13)	2,949,793	8.69%

* less than 1%

(1)
The applicable percentage of ownership is based on 33,029,652 shares of our Common Stock outstanding as of March 31, 2019, together with shares issuable upon exercise of options and warrants exercisable within 60 days of March 31, 2019.

(2)
Based in part on information reported on a Form 4 filed with the SEC on March 14, 2019, and a Schedule 13D filed with the SEC September 25, 2017 (as amended March 28, 2018, August 17, 2018 and March 12, 2019) by Continental Grain Company (CGC), a Delaware corporation.  The address of the principal office of CGC and Mr. Gendason is 767 Fifth Avenue, New York, NY 10153.  Excludes 599,738 shares issuable upon approval of Proposal 3, pursuant to the Warrant further discussed in that proposal.

(3)
Based in part on information reported on a Schedule 13G filed with the SEC on February 14, 2019, and other information provided by DG Capital Management, LLC (DG), a Delaware limited liability company, DG Value Partners, LP (DGV), a Delaware limited partnership, DG Value Partners II Master Fund, LP (DGVII), a Cayman Islands limited partnership, and Dov Gertzulin.  DG serves as the investment manager of DGVII.  Dov Gertzulin serves as managing member of DG and DGV.  DGV beneficially owns 313,395 shares of our Common Stock.  DGVII beneficially owns 1,602,432 shares of our Common Stock.  Dov Gertzulin beneficially own 2,015,827 shares of our Common Stock, in part as a result of his control over DG, DGV and DGVII.  The address of the principal office of DG and Dov Gertzulin is 460 Park Avenue, 22nd Floor, New York, NY 10022.

(4)	Includes 52,213 shares owned by Mr. Rosenthal which vest the earlier of June 19, 2019, or the day prior to our next annual meeting of shareholders.
(5)	Includes 26,107 shares owned by Ms. Bronner which vest the earlier of June 19, 2019, or the day prior to our next annual meeting of shareholders.
(6)
Includes 11,217 shares owned by Mr. Chemerow which vest the earlier of June 19, 2019, or the day prior to our next annual meeting of shareholders.  The remaining shares are held by the David I. Chemerow 1992 Trust.

(7)
Includes 26,107 shares owned by Mr. Gendason which vest the earlier of June 19, 2019, or the day prior to our next annual meeting of shareholders.  Mr. Gendason is senior vice president, head of corporate investments at CGC.  Mr. Gendason claims no direct or shared voting or dispositive power over the shares owned by CGC.

(8)
Includes 14,050 shares held by the David Goldman & Lois A Goldman TRS FBO GOLDMAN FAMILY TRUST UA 04/23/2004, 6,563 shares issuable upon exercise of options held by Mr. Goldman, and 26,107 shares owned by Mr. Goldman which vest the earlier of June 19, 2019, or the day prior to our next annual meeting of shareholders.

(9)
Includes 26,107 shares owned by Mr. Halpern which vest the earlier of June 19, 2019, or the day prior to our next annual meeting of shareholders, 58,872 shares held by the Baruch Halpern Revocable Trust, 610,268 shares held by The Shoshana Shapiro Halpern Revocable Trust, 6,996 shares issuable upon exercise of options and 837,615 shares issuable upon exercise of warrants.  Excludes 852,320 shares issuable upon exercise of warrants.  The warrants (Halpern Blocked Warrants) are not exercisable into shares of our Common Stock to the extent Mr. Halpern would beneficially own more than 4.99% of our outstanding Common Stock after the exercise, unless the holders provide us with sixty-one days’ prior written notice that the blockers should not apply.  No such notice has been provided.

(10)
Includes 6,545 shares issuable upon exercise of options. Includes 26,107 shares owned by Mr. Hoogenkamp which vest the earlier of June 19, 2019, or the day prior to our next annual meeting of shareholders.

(11)
Includes 26,127 shares issuable upon exercise of options.  Excludes 500,000 shares subject to restricted stock units (RSUs) which vest based upon a vesting price equal to the volume weighted average trading price of our common stock over sixty-five consecutive trading days.  The RSU shares vest as to (i) 50,000 shares if the vesting price equals or exceeds $5.00 per share, (ii) 150,000 shares if the vesting price equals or exceeds $10.00 per share and (iii) 300,000 shares on the later of (a) October 1, 2019 and (b) the date the vesting price equals or exceeds $15.00 per share.

(12)
Includes 23,152 shares issuable upon exercise of options.  Excludes 250,000 shares subject to RSUs which vest based upon a vesting price equal to the volume weighted average trading price of our common stock over sixty-five consecutive trading days.  The RSU shares vest as to (i) 25,000 shares if the vesting price equals or exceeds $5.00 per share, (ii) 75,000 shares if the vesting price equals or exceeds $10.00 per share and (iii) 150,000 shares on the later of (a) October 1, 2019 and (b) the date the vesting price equals or exceeds $15.00 per share.

(13)
Includes 837,615 shares issuable upon exercise of warrants and 69,383 shares issuable upon exercise of options, and 193,965 shares which vest the earlier of June 19, 2019, or the day prior to our next annual meeting of shareholders.  Excludes Dr. Smith’s and Mr. Goose’s beneficial ownership since each is no longer an executive officer.  Also excludes the Halpern Blocked Warrants.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2018, certain information with respect to our 2010 Equity Incentive Plan and 2014 Equity Incentive Plan follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)(a)	Weighted average exercise price of outstanding options, warrants and rights (1)(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a) (c)
Equity compensation plans approved by shareholders	916,695	$2.32	2,507,081	(2)
Equity compensation plans not approved by shareholders	34,032	22.77	-	(3)
Total	950,727	$3.06	2,507,081

(1)
Excludes shares issuable upon the vesting of RSUs and the shares underlying such RSUs, which do not have an exercise price. As of December 31, 2018, 1,215,000 shares were issuable in the future upon the vesting of RSUs.

(2)	Represents shares reserved for future issuance under our 2014 Equity Incentive Plan.
(3)	Represents shares reserved for future issuance under our 2010 Equity Incentive Plan. In 2013, the Board determined that no additional grants will be made under the 2010 Plan.

Descriptions of our 2010 Equity Incentive Plan and 2014 Equity Incentive Plan are set forth above under “Equity Compensation Arrangements.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Parties

As provided in our Audit Committee charter, our Audit Committee reviews and approves, unless otherwise approved by our Compensation Committee, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds the lesser of (a) $120,000 or (b) one percent of the average of our total assets at the end of our last two completed fiscal years, and in which any director, director nominee, executive officer or holder of more than 5% of any class of our capital stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest (each such transaction, a Related Party Transaction).  Each Related Party Transaction that occurred since January 1, 2017, has been approved by our Board, Audit Committee or Compensation Committee.

Related Party Transactions

Other than compensation described above in “Executive Compensation”, “Director Compensation” and “Director Compensation Table”, we believe that there have been no Related Party Transactions since January 1, 2017, other than those described below.

Transactions with Baruch Halpern

Entities beneficially owned by Baruch Halpern, our director, invested $2,600,000 in our subordinated notes and related warrants prior to 2016.  In the third quarter of 2016, Mr. Halpern purchased an additional $137,500 of our subordinated notes from another holder.  In February 2017, the notes beneficially owned by Mr. Halpern, as previously modified, were amended to extend the maturity dates from May 2018 to May 2019 and to change the interest rate from a rate determined as a function of LIBOR (11`% immediately prior to the amendment) to 7.0%, consistent with other participating note holders. Concurrently, (i) entities beneficially owned by Mr. Halpern were issued warrants to acquire 1,545,579 shares of Common Stock in the aggregate (exercise price of $0.96, February 2022 expiration) (ii) existing warrants beneficially owned by Mr. Halpern for the purchase of up to 129,366 shares were amended to lower the exercise price from $5.25 per share to $0.96 per share and (iii) we paid $99,728 of principal on the notes beneficially owned by Mr. Halpern.  During 2016, we paid $310,419 and expensed $314,482 of interest on subordinated notes beneficially owned by Mr. Halpern.  During 2017, we paid $186,712 and expensed $105,637 of interest on subordinated notes beneficially owned by Mr. Halpern.  The notes were repaid in full in July 2017.

Transactions with Continental Grain Company

In March 2019, we issued and sold to Continental Grain Company (CGC) 666,667 shares of common stock at a purchase price of $3.00 per share and a pre-funded warrant to purchase up to 1,003,344 shares of common stock for a purchase price equal to $2.99 for each share underlying the pre-funded warrant.  The exercise price of the pre-funded warrant is $0.01 per share.  In September 2017, we issued and sold 2,654,732 shares of common stock to CGC.  Our director, Ari Gendason is an employee and senior vice president and chief investment officer of CGC.  As of the date of this filing, CGC owns approximately 19.0% of our outstanding common stock.  We have agreed that in connection with each annual or special meeting of our shareholders at which members of our board of directors are to be elected, or any written consent of our shareholders pursuant to which members of the board of directors are to be elected, CGC shall have the right to designate one nominee to our board of directors.

Transactions with LF-RB Management, LLC

In July 2016, we entered into a settlement agreement with the LF-RB Group and our directors Beth Bronner, Ari Gendason and Brent Rosenthal.  The settlement agreement required that until December 31, 2018, we nominate directors Beth Bronner, Ari Gendason and Brent Rosenthal for election to our board of directors and recommend that our shareholders vote to elect these individuals to our board of directors.

The foregoing description of Related Party Transactions does not include a description of employment compensation that was paid, following approval by our compensation committee, to executive officers that are not named executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our directors, executive officers and beneficial owners of more than 10% of a registered class of our equity securities to file with the SEC, initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities.  Directors, executive officers and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.  Based solely on the review of the copies of such forms furnished to us and written representations that no other reports were required, we believe that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2018, were met in a timely manner by the directors, executive officers and greater than 10% beneficial owners, except the following forms were filed late: two Form 4s for Continental Grain Company each reporting a purchase of common stock; a Form 4 reporting one purchase of common stock for Robert S. Bucklin; a Form 4 reporting one option grant and one share grant for each of Brent R. Rystrom, Dennis A. Dykes, Michael Goose and Robert D. Smith.

OTHER BUSINESS

Our management knows of no other business to be brought before the 2019 Annual Meeting of Shareholders.  If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion, as they may deem appropriate, unless they are directed by a proxy to do otherwise.

ANNUAL REPORT ON FORM 10-K

Shareholders may obtain a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2018, without charge, by writing to Dennis A. Dykes, our corporate secretary, at our principal executive offices at 1601 Lake Robbins Drive, The Woodlands, Texas  77380.

By Order of the Board of Directors

Dennis A. Dykes
Secretary
The Woodlands, Texas
April 30, 2019

APPENDIX A

CERTIFICATE OF AMENDMENT OF
ARTICLES OF INCORORATION OF
RICEBRAN TECHNOLOGIES

The undersigned, Brent R. Rystrom and Dennis A. Dykes hereby certify that:

ONE:         Brent R. Rystrom is the duly elected President of RiceBran Technologies and Dennis A. Dykes is the duly elected Secretary of RiceBran Technologies, a California corporation (“Corporation”).

TWO:        Article Three of the Articles of Incorporation of the Corporation shall be amended to read in full as follows:

ARTICLE THREE

“This Corporation is hereafter authorized to issue two (2) classes of shares of stock designated respectively “Common Stock” and “Preferred Stock.”  The total number of shares of Common Stock that this Corporation is authorized to issue is one hundred million (100,000,000) and the total number of shares of Preferred Stock that this Corporation is authorized to issue is twenty million (20,000,000).

The Preferred Stock may be divided into such number of series as the board of directors may determine.  The board of directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock.  The board of directors, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.”

THREE:     The foregoing amendment of the Articles of Incorporation has been approved by the board of directors of the Company.

FOUR:       The foregoing amendment of the Articles of Incorporation has been approved by the holders of the requisite number of shares of the corporation in accordance with Sections 902 and 903 of the California Corporations Code.  The total number of outstanding shares entitled to vote with respect to the foregoing amendment was ___________ shares of Common Stock.  The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of Common Stock.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:

Brent R. Rystrom, President

Dennis A. Dykes, Secretary

ANNUAL MEETING OF SHAREHOLDERS OF

RiceBran Technologies

June 19, 2019

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The proxy statement
is available at http://www.ricebrantech.com/InvestorRelations

PROXY VOTING INSTRUCTIONS

Company Number:_____________________   Account Number:__________________________

INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES AND “FOR” EACH OF THE OTHER PROPOSALS LISTED BELOW. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

NOMINEES:

1.	Election of Directors:
☐	Brent R. Rystrom
☐	Brent Rosenthal
☐	Beth Bronner
☐	David I. Chemerow
☐	Ari Gendason
☐	David Goldman
☐	Baruch Halpern

☐	FOR ALL NOMINEES
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold.

2.	To approve an amendment to our articles of incorporation to increase the authorized number of shares of common stock from 50,000,000 to 100,000,0000, for general corporate purposes.
☐ For ☐ Against ☐ Abstain

3.	To approve, pursuant to Nasdaq Listing Rule 5635(b), of the potential issuance of shares of common stock to Continental Grain Company.
☐ For ☐ Against ☐ Abstain

4.	To approve, on a nonbinding advisory basis, the compensation of our named executive officers.
☐ For ☐Against ☐Abstain

5.	To vote, on an advisory basis, the on the frequency of holding an advisory vote on compensation of our named executive officers.
☐ 1 Year ☐ 2 Year ☐ 3 Year ☐Abstain

6.	Ratify appointment of RSM US LLP as RiceBran Technologies’ independent registered public accounting firm for fiscal year 2019.
☐ For ☐Against ☐Abstain

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the proposals described herein.

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE VOTE YOUR SHARES PROMPTLY BY MARKING, SIGNING, DATING AND RETURNING THE PROXY CARD IN THE ENCLOSED POSTAGE PAID RETURN ENVELOPE.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Please check this box if you plan to attend the Annual Meeting. ☐

Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ADMISSION CARD

ANNUAL MEETING OF SHAREHOLDERS

June 19, 2019 9:00 A.M. (Local Time)
The Woodlands Waterway Marriott Hotel and Convention Center
1601 Lake Robbins Drive
The Woodlands, Texas  77380

Presentation of this card is required

for admission to the Annual Meeting

PLEASE PRESENT THIS CARD TO THE COMPANY’S REPRESENTATIVE
AT THE ENTRANCE TO THE ANNUAL MEETING.

RiceBran Technologies

Name:

Address:

Non-Transferable

RiceBran Technologies

1330 Lake Robbins Drive, Suite 250
The Woodlands, Texas 77380

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS

The undersigned holder of Common Stock of RiceBran Technologies, a California corporation (the “Company”), hereby appoints Robert Brent R. Rystrom and Dennis A. Dykes and each of them, as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated on the reverse side of this proxy card, all of the shares of stock of the Company that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at The Woodlands Waterway Marriott Hotel and Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas 77380, on Wednesday, June 19, 2019, at 9:00 A.M. local time, and at any adjournments or postponements thereof, and in their discretion upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

(Continued and to be signed on the reverse side)

COMMENTS:

3